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                                                                   EXHIBIT 10.30

                         MANAGEMENT CONTINUITY AGREEMENT

     THIS MANAGEMENT CONTINUITY AGREEMENT (the "Agreement") is entered into effective as of the ______ day of _____, 2000, between ____________,
("Employee") and AVIRON, a Delaware corporation (the "Company"). This Agreement is intended to provide Employee with certain benefits described herein upon the occurrence of specific events. Certain capitalized terms used in this Agreement are defined in Article 4.

                                    RECITALS

     A. It is expected that another company may from time to time consider the possibility of acquiring the Company or that a change of control may otherwise occur, with or without the approval of the Company's Board of Directors. The Board of Directors recognizes that such consideration can be a distraction to Employee and can cause Employee to consider alternative employment opportunities. The Board of Directors has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

     B. The Company's Board of Directors believes it is in the best interests of the Company and its stockholders to retain Employee and provide incentives to Employee to continue in the service of the Company.

     C. The Board of Directors further believes that it is imperative to provide Employee with certain benefits upon a Change of Control and, under certain circumstances, upon termination of Employee's employment in connection with a Change of Control, which benefits are intended to provide Employee with financial security and provide sufficient income and encouragement to Employee to remain with the Company, notwithstanding the possibility of a Change of Control.

     D. To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided in this Agreement.

     Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Employee by the Company, the parties hereto agree as follows:

                                    ARTICLE 1

                                CHANGE OF CONTROL

     1.1 TERMINATION EVENTS. If Employee's employment terminates under circumstances constituting a Covered Termination upon or within eighteen (18) months

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following a Change of Control of the ownership of the Company, Employee shall be entitled to receive the following benefits set forth in Sections 1.2, 1.3 and 1.4.

     1.2 SALARY CONTINUATION. Employee shall receive Base Salary that has accrued but is unpaid as of the date of such Covered Termination, and, within thirty (30) days following such Covered Termination, Employee also shall receive a lump sum payment equal to one year of the base salary which the employee was receiving immediately prior to the Change of Control and the Employee's targeted bonus for the fiscal year in which the Change of Control occurs.

     1.3  HEALTH INSURANCE COVERAGE IN THE EVENT OF CHANGE OF CONTROL:

          Provided that Employee makes a timely election to continue coverage under the Company's group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") in connection with Employee's Covered Termination, the Company will pay Employee's COBRA premiums for a maximum period of one (1) year following the date of such Covered Termination (the "COBRA Continuation Period"). In addition, if Employee's spouse and/or dependents were enrolled in the Company's group health plan on the date of the Covered Termination, the Company will pay the COBRA premiums for Employee's dependents during the COBRA Continuation Period, but only to the same extent that such dependents' premiums under such plan were paid by the Company prior to the date of such Covered Termination. No provision of this Agreement will affect the continuation coverage rules under COBRA, except that the Company's payment of any applicable premiums during the COBRA Continuation Period will be credited as payment by Employee for purposes of the Employee's payment required under COBRA. Therefore, the period during which Employee must elect to continue the Company's group health coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to Employee, and all other rights and obligations of the Employee under COBRA (except the obligation to pay premiums that the Company pays during the COBRA Continuation Period) will be applied in the same manner that such rules would apply in the absence of this Agreement. At the conclusion of the COBRA Continuation Period, Employee will be responsible for the entire payment of premiums required under COBRA for the remaining duration of eligibility for COBRA, if any.

          Notwithstanding the foregoing, the Company's obligation to make COBRA payments for Employee shall cease immediately if Employee becomes eligible for other health insurance benefits at the expense of a new employer. Employee agrees to notify a duly authorized officer of the Company, in writing, immediately upon acceptance of any employment following the Covered Termination which provides Employee with eligibility for health insurance benefits.

     1.4 ACCELERATION OF VESTING OF OUTSTANDING OPTIONS. In the event of a Covered Termination where the Company has assumed or substituted the Employee's options in connection with the Change of Control, the vesting of outstanding stock options to purchase common stock of the Company granted to Employee prior to the date of termination of employment shall accelerate as of the date of such Covered Termination so that all outstanding options are one hundred percent (100%) vested and immediately exercisable. Such acceleration of vesting of outstanding options also shall apply to any unvested option shares that were acquired by Employee on or before the date of the Covered Termination and that were subject to


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a repurchase option by the Company as of such date. Where the Company does not assume or substitute the Employee's options in connection with a Change of Control, one hundred percent (100%) of options will vest immediately prior to a Change of Control.

     1.5 PARACHUTE PAYMENTS. In the event that the acceleration of the vesting provided for in Section 1.4 and benefits otherwise payable to Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the "Code"), or any comparable successor provision, and (ii) but for this section would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provision (the "Excise Tax"), then Employee's benefits hereunder shall be either

          (i)  provided to Employee in full, or

          (ii) provided to Employee as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Employee otherwise agree in writing, any determination required under this section shall be made in writing in good faith by the Accountants. In the event of a reduction of benefits hereunder, benefits payable in cash shall be reduced first. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

     If, notwithstanding any reduction described in this section, the IRS determines that Employee is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then Employee shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Employee challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the "Repayment Amount." The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Employee's net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Employee's net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Employee shall pay the Excise Tax.

     Notwithstanding any other provision of this Section 1.5, if (i) there is a reduction in the payment of benefits as described in this section, (ii) the IRS later determines that

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Employee is liable for the Excise Tax, the payment of which would result in the maximization of Employee's net after-tax proceeds (calculated as if Employee's benefits had not previously been reduced), and (iii) Employee pays the Excise Tax, then the Company shall pay to Employee those benefits which were reduced pursuant to this section contemporaneously or as soon as administratively possible after Employee pays the Excise Tax so that Employee's net after-tax proceeds with respect to the payment of benefits is maximized.

                                   ARTICLE 3

                     LIMITATIONS AND CONDITIONS ON BENEFITS

     3.1 WITHHOLDING OF TAXES. The Company shall withhold appropriate federal, state, local (and foreign, if applicable) income and employment taxes from any payments hereunder.

     3.2 RELEASE PRIOR TO RECEIPT OF BENEFITS. Upon the occurrence of a Covered Termination, and prior to the receipt of any benefits under this Agreement on account of the occurrence of such Covered Termination, Employee shall execute a release (the "Release") in the form incorporated herein and attached hereto as Attachment I. Such Release shall specifically relate to all of Employee's rights and claims in existence at the time of such execution and shall confirm Employee's obligations under the Company's standard form of proprietary information agreement. It is understood that Employee has twenty-one (21) days to consider whether to execute such Release, and Employee may revoke such Release within seven (7) business days after execution. In the event Employee does not execute such Release within the twenty-one (2l)-day period, or if Employee revokes such Release within the subsequent seven (7) business day period, no benefits shall be payable under this Agreement and this Agreement shall be null and void. Notwithstanding the foregoing, in addition to or in lieu of the release contained in Attachment I, Employee may be required to execute and deliver an effective release in such other form as the Company may, in its sole discretion, determine to be necessary or appropriate in order to comply with the requirements of the laws of any jurisdiction applicable to Employee in order to make a general release of claims effective and enforceable.

                                   ARTICLE 4

                            OTHER RIGHTS AND BENEFITS

     4.1 NONEXCLUSIVITY. Except as otherwise expressly provided herein, nothing in the Agreement shall prevent or limit Employee's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Employee may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under other agreements with the Company. Except as otherwise expressly provided herein, amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Covered Termination shall be payable in accordance with such plan, policy, practice or program.

     4.2 NON-DUPLICATION OF BENEFITS. Notwithstanding any other provision of the Agreement to the contrary, any benefits payable to Employee under this Agreement shall be in



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lieu of any severance benefits payable by the Company to such individual under any other arrangement covering the individual, unless expressly otherwise agreed to by the Company in writing.

                                   ARTICLE 5

                                   DEFINITIONS

     For purposes of the Agreement, the following terms are defined as follows:

     5.1  "ACCOUNTANTS" means the independent public accountants of the Company.

     5.2 DEFINITION OF BASE SALARY: Base Salary means the Employee's base salary (exclusive of bonuses and other forms of supplemental compensation) at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of Employee's Covered Termination or prior to the Change of Control, unless a different time period for establishing Base Salary is expressly set forth in this Agreement.

     5.3 "CAUSE" Employee's dismissal or discharge for fraud, misappropriation, embezzlement or intentional misconduct on the part of Employee which resulted in material loss, damage or injury to the Company.

     5.4 "CHANGE OF CONTROL" means a (i) dissolution or liquidation of the Company; (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company; (iii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least forty percent (40%) of the combined voting power entitled to vote in the election of the members of the Board of Directors has changed; (iv) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which beneficial ownership of securities of the Company representing at least forty percent (40%) of the combined voting power entitled to vote in the election of the member of the Board of Directors has changed; (v) an acquisition by any entity (other than (A) a controlled affiliate of the Company, (B) any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company, or (C) any company owned directly or indirectly by stockholders of the Company in substantially the same proportions as their ownership of Common Stock interest of the Company, immediately prior to the occurrence with respect to which the evaluation of the Change in Control is being made) of the beneficial ownership, directly or indirectly, of securities of the Company representing at least forty percent (40%) of the combined voting power of the Company's then outstanding securities; or (vi) in the event that the individuals who, as of the date of adoption of the Plan, are members of the Company's Board of Directors (the "Incumbent Board"), cease for any reason to constitute at least forty percent (40%) of the Board of Directors. (If the election, or nomination for election by the Company's stockholders, of any new Director is approved by a vote of at least forty percent (40%) of the Incumbent Board, such new Director shall be considered to be a member of the Incumbent Board in the future.)


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     5.5  "CODE" means the Internal Revenue Code of 1986, as amended.

     5.6 "COVERED TERMINATION" means involuntary termination by the Company of Employee's employment with the Company for any reason other than death, disability or for Cause or upon or within eighteen (18) months following a Change of Control of the ownership of the Company, Employee voluntarily terminates employment after any of the following are undertaken without Employee's express written consent:

          (a) the assignment to Employee of any duties or responsibilities which result in a material diminution or adverse change of Employee's position, status or circumstances of employment;

          (b)  a reduction by the Company in Employee's Base Salary;

          (c) any failure by the Company to continue in effect any benefit plan or arrangement, including incentive plans or plans to receive securities of the Company, in which Employee is participating (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company which would adversely affect Employee's participation in or reduce Employee's benefits under any Benefit Plans or deprive Employee of any fringe benefit then enjoyed by Employee; provided, however, a Covered Termination shall not exist under this subsection 4.6(c) if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans provided to Employee as of the date of this Agreement, as determined in good faith by the Company;

          (d) a relocation of Employee or the Company's principal business offices to a location more than twenty-five (25) miles from ___________, at which Employee has performed duties, except for required travel by Employee on the Company's business to an extent substantially consistent with Employee's business travel obligations as of the date of this Agreement;

          (e) any material breach by the Company of any provision of this Agreement which is not cured by the Company within twenty (20) days of delivery of written notice from Employee of such breach; or

          (f) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

                                   ARTICLE 6

                               GENERAL PROVISIONS

          6.1 EMPLOYMENT STATUS. This Agreement does not constitute a contract of employment or impose on Employee any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Employee as an employee, (ii) to change the status of Employee as an at-will employee, or (iii) to change the Company's policies regarding termination of employment; or (iv) to be unable to terminate Employee's employment with the Company at any time, with or without notice, for any reason or no reason.


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          6.2  NOTICES. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Employee at Employee's address as listed in the Company's payroll records. Any payments made by the Company to Employee under the terms of this Agreement shall be delivered to Employee either in person or at the address as listed in the Company's payroll records.

          6.3 SEVERABILITY. If a legal authority of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such legal authority will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately embodies the parties' intention with respect to the invalid or unenforceable term or provision.

          6.4 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

          6.5 COMPLETE AGREEMENT. This Agreement, including Attachment I, and any other written agreements referred to in this Agreement, constitutes the entire agreement between Employee and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein.

          6.6 AMENDMENT OR TERMINATION OF AGREEMENT. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Employee. The written consent of the Company to a change or termination of this Agreement must be signed by an Employee officer of the Company after such change or termination has been approved by the Company's Board of Directors.

          6.7 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

          6.8 HEADINGS. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning hereof.

          6.9 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

          6.10 ATTORNEYS' FEES. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action.


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          6.11 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state's conflict of laws rules.

          6.12 NON-PUBLICATION. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law or to respective personal advisors.

          6.13 CONSTRUCTION OF AGREEMENT. In the event of a conflict between the text of this Agreement and anysummary, description or other information regarding this Agreement, the text of this Agreement shall control.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

AVIRON                                 [EMPLOYEE]


By:
   -------------------------------     ----------------------------------
Name:  C. Boyd Clarke
Title: Chief Executive Officer


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                                  ATTACHMENT I

                                     RELEASE

     Certain capitalized terms used in this Release are defined in the Management Continuity Agreement (the "Agreement") which I have executed and of which this Release is a part.

     I hereby confirm my obligations under the Company's proprietary information and inventions agreement.

     Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's indemnification obligation pursuant to agreement or applicable law.

     In giving this release, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company.


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     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one
(21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me.

                                       [EMPLOYEE]


                                       -----------------------------------------
                                       Date:
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